                              IMPORTANT NOTICE TO
                              COMMON STOCKHOLDERS
                                      OF
                             CARNEGIE GROUP, INC.

  On November 5, 1998, Logica Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Logica Inc., a Delaware corporation ("Parent") and a wholly owned subsidiary of Logica plc, a public limited company organized under the laws of England ("Logica plc"), consummated its tender offer (the "Offer") for all of the common stock, par value $0.01 per share (the "Common Stock"), of Carnegie Group, Inc., a Delaware corporation (the "Company"). The Purchaser purchased approximately 94.3% of the then outstanding shares of Common Stock in the Offer for a cash price of $5.00 net per share. The Offer was made pursuant to an Agreement and Plan of Merger dated as of September 30, 1998, by and among the Company, Parent and Purchaser (the "Merger Agreement").

  On November 5, 1998, in accordance with the Merger Agreement, the Purchaser was merged into the Company as described herein. Pursuant to the merger, shares of Common Stock that were not tendered in the Offer (other than those owned by the Company and those held by persons who have properly demanded an appraisal of such shares as described herein) were converted into the right to receive $5.00 cash per share upon surrender of a holder's certificate(s) therefore.

  THIS NOTICE CONTAINS INSTRUCTIONS FOR SURRENDERING SHARES IN EXCHANGE FOR PAYMENT AND AN IMPORTANT NOTICE CONCERNING APPRAISAL RIGHTS OF STOCKHOLDERS IN CONNECTION WITH THE MERGER. EACH STOCKHOLDER IS URGED TO READ THESE MATERIALS CAREFULLY.

  CERTAIN INFORMATION ABOUT THE COMPANY, INCLUDING CERTAIN FINANCIAL INFORMATION, IS CONTAINED IN THE PURCHASER'S OFFER TO PURCHASE DATED OCTOBER 7, 1998, WHICH WAS MAILED TO STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE OFFER. ADDITIONAL COPIES OF THE OFFER TO PURCHASE MAY BE OBTAINED FROM D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, OR FROM DONALDSON, LUFKIN & JENRETTE, 277 PARK AVENUE, NEW YORK, NEW YORK 10172.

  Any questions regarding the surrender of Common Stock for payment should be directed to the Depositary at the following address:

                   ChaseMellon Shareholder Services, L.L.C.
                                 P.O. Box 3301
                      South Hackensack, New Jersey 07606
                                (201) 296-4860

                                          Very truly yours,

                                          CARNEGIE GROUP, INC.
November 5, 1998

                           NOTICE TO STOCKHOLDERS OF
                             CARNEGIE GROUP, INC.

I. CONSUMMATION OF THE TENDER OFFER AND MERGER BY LOGICA ACQUISITION CORP.

  Notice is hereby given to the holders of the common stock of Carnegie Group, Inc., a Delaware corporation (the "Company"), that the actions described below were taken in connection with the consummation on November 5, 1998, of the tender offer (the "Offer") by Logica Acquisition Corp. (the "Purchaser") for all outstanding shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company. Pursuant to the Offer, holders of 6,189,879 shares of Common Stock, or approximately 94.3% of the outstanding shares of Common Stock, tendered their shares pursuant to the Offer, which shares were accepted and purchased by the Purchaser for a cash purchase price of $5.00 net per share.

  Effective November 5, 1998, the Purchaser, a wholly owned subsidiary of Logica Inc. (the "Parent"), was merged into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware, with the Company being the surviving corporation (the "Merger"). Pursuant to the Merger, the outstanding shares of Common Stock, other than those owned beneficially or of record by the Purchaser (i.e., those purchased by the Purchaser in the Offer) or its affiliates or those as to which the holders thereof will have perfected their appraisal rights (as described below), were converted upon the effectiveness of the Merger into the right to receive $5.00 cash per share (the "Cash Payment") without any action on the part of the holders of such shares. Accordingly, upon consummation of the Merger, (i) the Company became a wholly owned subsidiary of the Parent and (ii) holders of shares of Common Stock who did not tender their shares pursuant to the Offer are entitled only to receive the Cash Payment for such shares, unless they exercise appraisal rights as described below.

  In order to receive the Cash Payment pursuant to the Merger, each holder of certificates theretofore representing shares of the Common Stock will be required to surrender his or her stock certificate or certificates, together with the enclosed letter of transmittal, duly executed, to ChaseMellon Shareholder Services, L.L.C., which is acting as exchange agent (the "Depositary"). No letter of transmittal will be effective unless it is properly completed and accompanied by certificates for the Common Stock to which such letter of transmittal relates. THE METHOD OF DELIVERY IS AT THE OPTION AND RISK OF THE HOLDER OF THE COMMON STOCK, BUT IF SENT BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS SUGGESTED. Upon receipt of such certificate or certificates, together with a duly executed letter of transmittal, the Depositary will as soon as practicable issue a check to the holder which submitted its certificate or certificates in an amount equal to $5.00 multiplied by the number of shares represented by such certificate or certificates.

  To prevent backup federal income tax withholding on payments made to certain holders of Common Stock, each holder must provide the Depositary with is correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

II. NOTICE OF APPRAISAL RIGHTS FOR NON-TENDERING HOLDERS OF COMMON STOCK

  HOLDERS OF THE COMMON STOCK WHO DID NOT TENDER THEIR SHARES IN THE OFFER HAVE CERTAIN RIGHTS TO DISSENT AND DEMAND APPRAISAL OF THE FAIR VALUE OF THEIR SHARES OF THE COMMON STOCK UNDER APPLICABLE DELAWARE LAW. SUCH RIGHTS, IF THE STATUTORY PROCEDURES ARE COMPLIED WITH, COULD LEAD TO A JUDICIAL DETERMINATION OF THE FAIR VALUE OF THEIR SHARES (EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER), TOGETHER WITH INTEREST, IF ANY, REQUIRED TO BE PAID TO SUCH DISSENTING HOLDERS. THE VALUE SO DETERMINED COULD BE THE SAME, MORE OR LESS THAN THE PURCHASE PRICE PER SHARE OFFERED PURSUANT TO THE OFFER AND TO BE PAID IN THE MERGER. In determining fair value of the shares, the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Delaware Supreme Court stated that, in making its determination of

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

fair value, a court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which can be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

  In addition, several decisions by the Delaware courts have held that a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that required the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court indicated in Weinberger v. UOP, Inc. and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, damages may be available if the merger is the product of procedural unfairness, including fraud, misrepresentations or other misconduct.

  APPENDIX A TO THIS NOTICE SETS FORTH THE TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH SETS FORTH THE PROCEDURES THAT HOLDERS OF THE COMMON STOCK MUST FOLLOW TO EXERCISE THEIR APPRAISAL RIGHTS.

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

                                  APPENDIX A

                       DELAWARE GENERAL CORPORATION LAW

  (S)262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
(S)251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S)228 or (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining, the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation

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

of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)


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